UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 16, 2008 (October 11, 2008)
CVR ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33492 (Commission File Number)	61-1512186 (I.R.S. Employer Identification Number)
2277 Plaza Drive, Suite 500
Sugar Land, Texas 77479
(Address of principal executive offices)
Registrant’s telephone number, including area code: (281) 207-3200
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
     On October 11, 2008, Coffeyville Resources, LLC (“CRLLC”), a wholly-owned subsidiary of CVR Energy, Inc. (the “Company”), signed an Amended and Restated Settlement Deferral Letter (the “Deferral Letter”) with J. Aron & Company (“J. Aron”). The Deferral Letter defers the remaining balance of $72.5 million owed to J. Aron pursuant to the Company’s cash flow swap from December 15, 2008 to July 31, 2009.
     Interest will accrue on the amounts deferred pursuant to the Deferral Letter at the rate of (i) LIBOR plus 2.75% until December 15, 2008 and (ii) LIBOR plus 5.00%-7.50% (depending on J. Aron’s cost of capital) from December 15, 2008 through the date of payment. The Deferral Letter requires that CRLLC make prepayments of $5.0 million for the quarters ending March 31, 2009 and June 30, 2009 to reduce the deferred amounts. The Deferral Letter also requires that, to the extent that CRLLC or any of its subsidiaries receives net insurance proceeds related to the July 2007 flood that they are not required to use to prepay CRLLC’s credit agreement or invest pursuant to the terms of CRLLC’s credit agreement, all net insurance proceeds will be used to prepay the deferred amounts. Half of CRLLC’s deferred obligations are guaranteed by GS Capital Partners V, L.P. (an affiliate of The Goldman Sachs Group, Inc. (“Goldman Sachs”)) and half by Kelso Investment Associates VII, L.P.
     J. Aron is an affiliate of Goldman Sachs. Certain affiliates of Goldman Sachs (the “Goldman Sachs Funds”) beneficially own approximately 36.5% of the Company’s common stock through their membership interests in Coffeyville Acquisition II LLC, a stockholder of the Company. Pursuant to a stockholders agreement among the Company, Coffeyville Acquisition LLC and Coffeyville Acquisition II LLC, the Goldman Sachs Funds designate two members to the Company’s nine-member board of directors.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
     Date: October 16, 2008

CVR ENERGY, INC.
By:	/s/ Edmund S. Gross
Edmund S. Gross
Senior Vice President, General Counsel and Secretary